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                                                                     EXHIBIT 2.4

                          LIQUIDATING TRUST AGREEMENT

          This LIQUIDATING TRUST AGREEMENT, dated as of July 10, 1997 (the "Agreement"), is by and among WRT Energy Corporation ("the Debtor") and Goldin Associates L.L.C., as Trustee (the "Trustee").

                                    RECITALS

          WHEREAS, on or about May 2, 1997, the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Bankruptcy Court") entered an order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated March 11, 1997 and as amended on April 28, 1997 (as may thereafter be amended, restated or otherwise modified, the "Plan"), filed by the Debtor, DLB Oil & Gas, Inc. and Wexford Management LLC; and

          WHEREAS, pursuant to the Plan, (i) the Debtor's Causes of Action (other than the Marine Equipment Causes of Action and the Tri-Deck Causes of Action) (collectively, the "Trust Actions"), (ii) the distribution of the net proceeds realized from the prosecution of the Trust Actions (the "Proceeds") and (iii) the net proceeds, if any, realized from the sale of any equipment, title to which is obtained by New WRT as a result of the Marine Equipment Causes of Action, sold within six months following such acquisition of title (the "MEC Proceeds"), has been, on the date hereof, assigned to the WRT Creditors Liquidation Trust created by this Agreement (the "Trust"), on behalf of and for the benefit of the holders of Allowed Claims in Class D-3 under the Plan and each of their respective successors, heirs and assigns (collectively, the "Beneficiaries"), by the Debtor in accordance with sections 1123(b)(3)(B) and 1145(a)(1) of the Bankruptcy Code; and

          WHEREAS, the Trust is being created pursuant to this Agreement for the sole purpose of coordinating the prosecution, direction, settlement or expeditious compromise of the Trust Actions on behalf of and for the benefit of the Beneficiaries and to distribute the Proceeds to the Beneficiaries in accordance herewith; and

          WHEREAS, pursuant to Article 33.15 of the Plan, the Debtor is deemed to have granted, assigned, transferred, conveyed and delivered to the Trustee, on behalf of and for the benefit of the Beneficiaries, control of, and all of the Debtor's right, title and interest in, the Trust Actions and to the Proceeds and, the MEC Proceeds; and

          WHEREAS, pursuant to Article 33.16 of the Plan, the costs of the Trust shall be funded by a one time capital contribution (the "Initial Contribution") of $3 million to be made by New WRT; and

          WHEREAS, Bankruptcy Court shall have jurisdiction over the Trust, the Trustee, the Trust Actions and the remaining Trust Assets, as provided herein.

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                              DECLARATION OF TRUST

          NOW THEREFORE, in order to declare the terms and conditions hereof, and in consideration of the Recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Plan and this Agreement, New WRT has executed this Agreement and absolutely and irrevocably assigns to the Trustee, and to its successors and assigns, on behalf of and for the benefit of the Beneficiaries, the Initial Contribution and all right, title and interest of New WRT in the Trust Actions, the Proceeds and the MEC Proceeds;

          TO HAVE AND TO HOLD unto the Trustee and its successors in trust;

          PROVIDED, HOWEVER, that upon termination of the Trust in accordance with Section 4.01 hereof, this Agreement shall cease, terminate and be of no further force and effect.

          IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Trust Actions, the Proceeds, the Initial Contribution, the MEC Proceeds and all other property held from time to time by the Trustee under this Agreement and any earnings thereon (collectively, the "Trust Assets") are to be held and applied by the Trustee solely for the benefit of the Beneficiaries and for no other party, subject to the further covenants, conditions and terms hereinafter set forth.

                                   ARTICLE I

                                  DEFINITIONS

          1.01 Certain Terms Defined. Terms defined in the Plan, and not otherwise defined herein, shall, when used herein (including in the Recitals hereto), have the meanings ascribed to such terms in the Plan.

          1.02 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. All references herein to Articles, Sections and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, Bankruptcy Rules or other law, statute or regulation, refer to the corresponding Articles, Sections and other subdivisions of this Agreement, and the words herein and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or subdivisions of this Agreement.

                                   ARTICLE II

                              TRUSTEE'S ACCEPTANCE

          2.01 Acceptance. The Trustee accepts the Trust created by this Agreement and the transfer and assignment to the Trust, on behalf of and for

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the benefit of the holders of Allowed Class D-3 Claims and New WRT, of the
Initial Contribution, the Trust Actions, the Proceeds, and the MEC Proceeds as set forth in the Plan, and agrees to observe and perform the Trust, upon and subject to the terms and conditions set forth herein and in the Plan.

          2.02 Purpose of Trust. The sole purpose of this Agreement is to implement Articles 33.15 and 33.16 of the Plan by providing for the vesting in the Trustee of the ownership of and the responsibility for the protection and conservation of the Trust Assets on behalf of and for the benefit of the Beneficiaries. Such responsibility shall be limited to the retention and enforcement of the Trust Actions by the Trustee on behalf of and for the benefit of the Beneficiaries, including the powers with respect thereto set forth in Article VII hereof, the collection of the Proceeds, the temporary investment thereof and other Trust moneys, including, but not limited to, the Initial Contribution, as provided in Section 7.03 hereof, the payment of the costs and expenses of Trust Actions, the making of any other payments provided to be made from the Trust as set forth in the Plan and this Agreement and the distribution of the Proceeds, any income earned thereon and other Trust moneys to the Beneficiaries in accordance with the provisions of the Plan and this Agreement.

          2.03 Incidents of Ownership. The Beneficiaries shall be the sole beneficiaries of the Trust and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein on their behalf.

                                  ARTICLE III

                                 BENEFICIARIES

          3.01 Beneficial Interests. The interest of each Beneficiary in the Trust Assets (the "Beneficial Interest") shall be determined in the following manner: (i) New WRT shall have a Beneficial Interest equal to 12% of the Trust Assets; and (ii) each holder of an Allowed Claim in Class D-3 under the Plan shall hold a share, as calculated pursuant to the provisions set forth herein, of an aggregate Beneficial Interest equal to 88% of the Trust Assets.

          3.02 Certificates. (a) Beneficial Interests shall be evidenced by Certificates of Beneficial Interest, in form and substance as set forth in Exhibit A annexed hereto (the "Certificate"). Certificates shall be issued by the Trustee in units of Beneficial Interest totaling 15,681,818 in number (the "Units"). The Trustee shall issue one Certificate to each Beneficiary in a denomination equal to the aggregate number of Units held by such Beneficiary or, alternatively, at the request of the Beneficiary or at the option of the Trustee, the Trustee may issue multiple Certificates to any Beneficiary which Certificates shall, in the aggregate, equal the total number of Units held by such Beneficiary. Notwithstanding the foregoing, the Trustee shall also issue Certificates in a like manner to the Disbursing Agent to be held by it in trust on behalf of and for the benefit of holders of (i) Disputed Claims which would be classified as Class D-3 Claims under the Plan if Allowed (collectively, the "Disputed Claims"), and (ii) to the extent such Disputed Claims are disallowed, Allowed Claims, as provided herein.

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               (b)     As of the date hereof, New WRT has delivered to the
Trustee (i) a list of the names and addresses of each Person entitled to receive Certificates as of the Effective Date in accordance with the Plan and this Agreement and (ii) a list of the names and addresses of each Person holding a Disputed Claim. The Trustee shall, as soon as practicable hereafter,
(x) issue and deliver Certificates to New WRT for 1,881,818 Units which is the full Beneficial Interest held by New WRT, (y) issue and deliver Certificates to each holder of Allowed Claims in Class D-3 of the Plan for a number of Units evidencing each such holder's Beneficial Interest equal to the aggregate number of shares of New WRT Common Stock received by such holder pursuant to Article
18.1 of the Plan and the number of shares of New WRT Subscription Common Stock received by such holder as of the Effective Date pursuant to the exercise by such holder of New WRT Subscription Rights (including Oversubscription Rights) pursuant to the Rights Offering, and (z) issue and deliver Certificates to the Disbursing Agent for a number of Units equal to the difference between 15,681,818 Units and the aggregate number of Units issued pursuant to clauses
(x) and (y) of this Section 3.02(b), to be held by the Disbursing Agent in trust on behalf of and for the benefit of the holders of Disputed Claims which become Allowed Claims and, to the extent that Disputed Claims are disallowed, the holders of Allowed Claims, all as provided for in the Disbursing Agent Agreement and the Plan (the Beneficiaries, their successors and assigns and the Disbursing Agent, in its capacity as a holder of Units pursuant to clause (z) of this sentence, are hereinafter collectively referred to as the "Unit Holders").

               (c) Certificates of each Unit Holder shall be recorded and set forth in a register (the "Register") maintained by the Trustee or a duly authorized agent of the Trustee expressly for such purpose.

               (d) Beneficiaries may assign all or a portion of their Units of Beneficial Interest as represented by their Certificates. The transfer of a Certificate or any portion thereof shall be recorded in the Register using the following procedure: (i) the holder of the Certificate shall present it to the Trustee together with a written request to transfer all or a portion thereof to the assignee; (ii) the Trustee shall issue a new Certificate to the assignee for a number of Units equal to the number of Units being assigned; and (iii) the Trustee shall, if necessary, issue a new Certificate to the original holder for a number of Units equal to the number of Units being retained by such holder. Notwithstanding any provision herein to the contrary, the Trustee may refuse to record a transfer made pursuant to this Section 3.02(d) if it reasonably believes that such a transfer may constitute a violation of applicable laws or may subject the Beneficiaries or the Trust to adverse tax consequences.

               (e) If a Unit Holder claims that a Certificate has been lost, destroyed or wrongfully taken, the Trustee shall issue and deliver to such Unit Holder a replacement Certificate. The Trustee may require such Unit Holder to provide an indemnity bond or other form of indemnity sufficient in the Trustee's reasonable judgment to protect the Trustee from any loss which it may suffer if the Certificate is replaced. The Trustee shall charge such Unit Holder for its expenses in replacing a Certificate which has been mutilated, lost, destroyed or wrongfully taken.

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               (f)     Fractional Units shall not be issued or disbursed.
Whenever the issuance or distribution of a fractional Unit would otherwise be called for, the actual distribution of Units shall reflect a rounding down to the nearest whole Unit.

          3.03 Conflicting Claims. If any conflicting claims or demands are made or asserted with respect to the Beneficial Interest represented by a Certificate, or if there is any disagreement between the assignees, transferees, heirs, representatives or legatees succeeding to all or a part of a Beneficial Interest resulting in adverse claims or demands being made in connection with such Interest, then, in any of such events, the Trustee shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustee may elect to make no payment or distribution with respect to the Beneficial Interest represented by the claims or demands involved, or any part thereof and to refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such conflicting claims or demands. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any of such conflicting claims or demands, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a Final Order of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

          3.04 Rights of Beneficiaries. Each Beneficiary shall be entitled to participation in the rights and benefits due to a Beneficiary hereunder according to its Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Agreement. The interest of a Beneficiary is hereby declared and shall be in all respects personal property. Upon the death of an individual who is a Beneficiary, his interest shall pass as personal property to his legal representative and such death shall in no way terminate or affect the validity of this Agreement. Upon the merger, consolidation or other similar transaction involving a Beneficiary that is not an individual, such Beneficiary's interest shall be transferred by operation of law and such transaction shall in no way terminate or affect the validity of this Agreement. Except as expressly provided hereunder, a Beneficiary shall have no title to, right to, possession of, management of or control of the Trust. No widower, widow, heir or devisee of any individual who may be a Beneficiary and no bankruptcy trustee, receiver or similar person of any Beneficiary shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property whatever forming a part of the Trust, but the whole title to all the Trust's assets shall be vested in the Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such persons under this Agreement and the Plan.

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                                   ARTICLE IV

                       DURATION AND TERMINATION OF TRUST

          4.01 Duration. The existence of the Trust shall terminate on the earlier of: (a) the date on which all of the Trust Assets have been liquidated and the proceeds thereof distributed to the Beneficiaries, or (b) three years after the Effective Date; provided, however, that the Trustee may extend the term of the Trust, provided that he receives Bankruptcy Court approval for cause within six months from the beginning of the extended term. Notwithstanding anything to the contrary in this Agreement, in no event shall the Trustee unduly prolong the duration of the Trust, and the Trustee shall at all times endeavor to prosecute, direct, settle or compromise expeditiously the Trust Actions, so as to distribute the Proceeds to the Beneficiaries and terminate the Trust as soon as practicable in accordance with this Agreement.

          4.02 Termination by Beneficiaries. The Trust may not be terminated at any time by the Beneficiaries.

          4.03 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. Upon distribution of all Proceeds, the MEC Proceeds and any investment income earned on Trust Assets not used to pay expenses associated with prosecution of the Trust Actions (collectively, the "Distributable Proceeds") and any remaining moneys or other assets, the Trustee shall retain the books, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, all of such records and documents may be destroyed at any time after six years from the distribution of all Distributable Proceeds (unless such records and documents are necessary to fulfill the Trustee's obligations pursuant to Section 5.06 hereunder). Except as otherwise specifically provided herein, upon the distribution of all Distributable Proceeds, the Trustee shall be deemed discharged and have no further duties or obligations hereunder except to account to the Beneficiaries as provided in Section 5.03 hereof and as may be imposed on the Trustee by virtue of Section 5.06 and Article VI hereof.

                                   ARTICLE V

                         ADMINISTRATION OF TRUST ESTATE

          5.01 Payment of Claims, Expenses and Liabilities. The Trustee shall pay from the Trust Assets all claims, expenses, charges, liabilities and obligations of the Trust as contemplated by this Agreement and as required by law.

          5.02 Distributions. (a) The Trustee shall make distributions to the Unit Holders of the Distributable Proceeds in accordance with the provisions of this Agreement at each such time as the Trustee has available at least $500,000 in Distributable Proceeds for distribution to the Unit Holders; provided, however, that, notwithstanding the foregoing, the Trustee must make

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a distribution of all Distributable Proceeds to the Unit Holders at least once per year after taking into account any payments that must be made in accordance with Section 5.01 hereof and after retaining such moneys as it determines is necessary to pay the on-going costs and expenses of prosecuting the Trust Actions, provided, further, that, notwithstanding the preceding clause, the Trustee must distribute at least 50% of the Distributable Proceeds on an annual basis. The Trustee shall distribute or cause to be distributed to the Unit Holders the Distributable Proceeds in an amount equal to each Unit Holder's pro rata share of such Distributable Proceeds as based on the number of Units held by each Unit Holder. Notwithstanding any provision herein to the contrary, the Trustee shall make a final distribution of the Distributable Proceeds and any remaining trust moneys and other Trust Assets in accordance with the terms of this Agreement prior to the termination of the Trust in accordance with Section
4.01 hereof.

               (b) No distribution shall be required to be made hereunder to any Unit Holder unless such Unit Holder is to receive at least $50 or unless such distribution is the final distribution to such holder pursuant to the Plan and this Agreement. Any such distribution not made in accordance with the provisions of this Section 5.02(b) shall be retained by the Trustee in an interest bearing account and shall be held in trust for the relevant Unit Holder until the earlier of (i) the date the next distribution is scheduled to be made to such Unit Holder, provided, however, that such subsequent distribution, taken together with amounts retained hereby, equals at least $50, or (ii) the final distribution to such Unit Holder.

          5.03 Reports. The Trustee shall file with the Court: (a) unaudited quarterly financial reports and an audited annual financial report regarding the financial condition and results of operation of the Trust, and
(b) a quarterly report concerning the status of all Trust Actions which have been filed with a court of competent jurisdiction. The Trustee shall provide a copy of such reports to any Unit Holder at such Unit Holder's request and cost. If the Trust becomes subject to the registration requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Trustee shall cause the Trust to register pursuant to, and comply with the applicable reporting requirements of, the Exchange Act and will issue reports to Unit Holders in accordance therewith.

          5.04 Notice of Change of Address. Each Unit Holder shall be responsible for providing the Trustee with written notice of any change in address. The Trustee is not obligated to make any effort to determine the correct address of a Unit Holder.

          5.05 Fiscal Year. The fiscal year of the Trust shall be the calendar year.

          5.06 Books and Records. The Trustee shall maintain, in respect of the Trust and the Unit Holders, books and records relating to the assets and the income of the Trust and the payment of expenses of the Trust, in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof in accordance with the provisions of
Section 5.03 and Article VI hereof and to comply with applicable provisions of law.

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          5.07     Undeliverable Property.  (a)  If any distribution to a
Beneficiary of Certificates or Distributable Proceeds is returned to the Trust as undeliverable, no further distribution thereof shall be made unless and until the Trust is notified in writing of such Beneficiary's then current address within the time period specified in Section 5.07(b). For purposes of this Agreement, undeliverable distributions shall include checks (as of the date of their issuance) sent to a Beneficiary, respecting distributions to such Beneficiary, which checks have not been cashed within six months following the date of issuance of such checks. Undeliverable distributions shall remain in the possession of the Trust until the earlier of (i) such time as the relevant distribution becomes deliverable and (ii) the time period specified in Section 5.07(b).

               (b) Any Beneficiary that does not assert a claim for an undeliverable distribution of Certificates or Distributable Proceeds held by the Trust within the later of (i) two years after the date hereof or (ii) one year after the date such distribution was originally made (but in no event longer than six months after all of the Distributable Proceeds have been distributed except for undeliverable distributions), shall no longer have any claim to or interest in such undeliverable distribution and shall forever be barred from receiving any further distributions under this Agreement. In such cases, title to and all Beneficial Interests in any such undeliverable distributions shall revert to or remain in the trust and shall be redistributed in accordance with Section 5.01(a) of this Agreement.

          5.08 Cash Payments. All payments required to be made by the Trustee to the Unit Holders shall be made in Cash denominated in U.S. dollars and, if in check form, drawn on a domestic bank selected by the Trustee.

                                   ARTICLE VI

                                  TAX MATTERS

          6.01 The Debtor, New WRT, the Beneficiaries and the Disbursing Agent shall treat the transfer to the Trust the Initial Contribution, the Trust Actions, and the right to receive any MEC Proceeds for the benefit of the holders of Allowed Class D-3 Claims and New WRT, for all purposes of the Internal Revenue Code of 1986, as amended (the "Code"), as a transfer of a pro rata portion of the Initial Contribution, the Trust Actions and the right to receive the MEC Proceeds to holders of Allowed Class D-3 Claims to the extent that such creditors are Beneficiaries followed by a deemed transfer of such pro rata portion by holders of Allowed Class D-3 Claims to the Trust and a transfer of the remainder of the Initial Contribution, the Trust Actions and the right to receive the MEC Proceeds by New WRT to the Trust.

          6.02 For all federal income tax purposes, the Beneficiaries will be treated as the grantors and deemed owners of the Trust. The Trustee will file returns for the Trust as a grantor trust pursuant to Section 1.671-4(a) of the Income Tax Regulations and will issue to the Unit Holders appropriate tax forms and statements required under the Code and Treasury Regulations to permit each Unit Holder to report and pay tax on its share of the Trust's taxable income.



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          6.03     For all federal income tax purposes, the Trust Actions and the right to receive MEC Proceeds will be treated by the Debtor, New WRT, the Beneficiaries, the Disbursing Agent and the Trustee as having had no value at the time of their transfer to the Trusts on behalf and for the benefit of the Beneficiaries.

          6.04 The Trustee will take such actions as are necessary to make certain that all of the Trust's taxable income (including, but not limited to, all Proceeds, MEC Proceeds and earnings, if any, on Trust Assets) will be subject to federal income tax on a current basis. In accordance therewith, the Trustee will provide the Disbursing Agent with the appropriate tax information so that the Disbursing Agent can pay federal, state and local income tax in accordance with the Disbursing Agent Agreement. A Beneficiary which receives distributions with respect to which the Disbursing Agent has paid federal income tax pursuant to this Section 6.04 shall be treated for all other purposes of this Agreement and the Plan as having received a distribution equal to the amount of tax paid on its behalf by the Disbursing Agent.

                                  ARTICLE VII

                    POWERS OF AND LIMITATIONS ON THE TRUSTEE

          7.01 Powers of the Trustee. Without limiting, but subject to the remaining provisions herein, the Trustee shall be expressly authorized to:

               (a) execute any documents and take any other actions related to, or in connection with, the liquidation of the Trust Assets and the exercise of the Trustee's powers granted herein;

               (b) hold legal title to any and all rights of the Beneficiaries in or arising from the Trust Assets;

               (c) protect and enforce the rights to the Trust Assets vested in the Trustee by this Agreement by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

               (d) deliver the Certificates and distributions on account of the Certificates to the Unit Holders in accordance with this Agreement;

               (e)     have exclusive power to prosecute the Trust Actions;

               (f) have exclusive power to settle or otherwise compromise the Trust Actions, subject, however, to Bankruptcy Court approval;

               (g) file, if necessary, any and all tax information returns with respect to the Trust and pay taxes properly payable by the Trust, if any, and make distributions to the Beneficiaries net of such taxes;


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               (h)     make all necessary filings in accordance with any
applicable law, statute or regulation, including, but not limited to, the Exchange Act;

               (i) determine and satisfy any and all ordinary course liabilities created, incurred or assumed by the Trust;

               (j) pay all ordinary course expenses and make all other payment relating to the Trust;

               (k) retain and pay professionals, including but not limited to attorneys, necessary to carry out its obligations hereunder;

               (l) invest moneys received by the Trust or otherwise held by the Trust in accordance with Section 7.03 hereof; and

               (m) in the event that the Trustee determines that the Beneficiaries or the Trust may, will or have become subject to adverse tax consequences, in its sole discretion, take such actions that will, or are intended to, alleviate such adverse tax consequences.

          7.02     Limitations on Trustee.  (a)     The Trustee shall not at
any time, on behalf of the Trust or the Beneficiaries, (i) enter into or engage in any trade or business, (ii) take any steps to facilitate the development of an active trading market for the Certificates, (iii) make a market for the Certificates or encourage others to do so, (iv) list the Certificates on a national securities exchange or the Nasdaq Stock Market or (v) collect or publish information about prices at which the Certificates are transferred.

               (b) No part of the Trust Assets shall be used or disposed of by the Trustee in furtherance of any trade or business. The Trustee shall, on behalf of the Trust, hold the Trust out as a trust in the process of liquidation and not as an investment company. The Trustee shall be restricted to the enforcement on behalf of and for the benefit of the Beneficiaries of the Trust Actions, the payments and distribution of the Proceeds for the purpose set forth in this Agreement and the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement.

          7.03 Investment of Trust Moneys. The Trustee shall invest the moneys received by the Trust or otherwise held in the Trust Estate in (i) short-term certificates of deposit or money market accounts maintained by or issued by domestic banks having in excess of $1 billion in capital and surplus and one of the two highest ratings given by both Moody's and Standard & Poors,
(ii) insured demand deposit accounts or certificates of deposit maintained by or issued by any savings institution or commercial bank insured by the United States government or any agency thereof and (iii) short-term marketable direct obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof; provided, however, that the maturities of any of the foregoing shall not exceed 30 days.


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                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

          8.01 Generally. The Trustee accepts and undertakes to discharge the Trust created by this Agreement upon the terms and conditions hereof. The Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of its own affairs. No provisions of this Agreement shall be construed to relieve the Trustee from liability for its own recklessness or its own intentional or willful and wanton misconduct resulting in personal gain, except that:

               (a) the Trustee shall not be liable for any action taken in good faith in reliance upon the advice of professionals;

               (b) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee; and

               (c) the Trustee shall not be liable for any error of judgment made in good faith.

          8.02     Reliance by Trustee.  Except as otherwise provided in this
Agreement:

               (a) the Trustee may rely and shall be protected in acting upon any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties;

               (b) the Trustee may consult with independent legal counsel to be selected by it and the advice or opinion of such counsel shall be full and complete personal protection to the Trustee and agents of the Trust in respect of any action taken or suffered by it in good faith and in reliance on, or in accordance with, such advice or opinion; and

               (c) persons dealing with the Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Agreement, and the Trustee shall have no personal or individual obligation to satisfy any such liability.

          8.03 Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Assets or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Assets or the affairs of this Trust, except for its




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
own recklessness or its own intentional or willful and wanton misconduct resulting in personal gain; and all such persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with affairs of the Trust. Nothing in this Section 8.03 shall be deemed to release any Beneficiary from any actions or omissions occurring prior to the Confirmation Date.

          8.04 Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of any of the other parties hereto or of the Debtor or New WRT; and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to the assets comprising the Trust Assets or as to any other fact bearing upon the prior administration of the Trust. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

          8.05 Indemnity. The Trustee, its employees, officers, directors and principals (collectively, the "Indemnified Parties") shall be indemnified by the Trust from any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) which the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against the Indemnified Parties on account of the acts or omissions of the Trustee in its capacity as such, including, without limitation, the Trust Actions, provided, however, that the Trust shall not be liable to indemnify the Indemnified Parties for any of its acts or omissions constituting fraud, gross negligence or willful misconduct, and, provided further, that nothing in this Section 8.05 shall be deemed to restrict the Trustee's right to receive an indemnity based on acts or omissions taken in accordance with the provisions of Sections 8.01 and 8.02 hereof. Notwithstanding any provision herein to the contrary, the Indemnified Parties shall be entitled to obtain advances from the Trust to cover their expenses of defending themselves in any action brought against them as a result of the acts or omissions of the Trustee in its capacity as such, provided, however, that the Indemnified Parties receiving such advances shall repay the amounts so advanced to the Trust upon the entry of a Final Order finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.05.

          8.06     Bond.     The Trustee shall serve without bond.


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
                                   ARTICLE IX

                            COMPENSATION OF TRUSTEE

          9.01 Amount of Compensation. The Trustee shall receive compensation for its services in accordance with the terms set forth in that certain letter agreement dated as of July 10, 1997 between the Debtor and the Trustee.

          9.02 Expenses. The Trustee shall be entitled to reimburse itself from the Trust for all reasonable out-of-pocket expenses actually incurred by it in the performance of its duties in accordance with this Agreement.

                                   ARTICLE X

                         TRUSTEE AND SUCCESSOR TRUSTEES

          10.01 Generally. The Trustee shall initially be Goldin Associates, L.L.C. The Trustee represents that it is a limited liability corporation organized under the laws of the State of New York. If the Trustee shall ever change its name or reorganize, reincorporate or merge with or into or consolidate with any other entity, such Trustee shall be deemed to be a continuing entity and shall continue to act as a Trustee hereunder with the same liabilities, duties, powers, rights, titles, discretions and privileges as are herein specified for a Trustee.

          10.02 Resignation or Removal. The Trustee may resign and be discharged from the trusts hereby created by giving at least 30 days prior written notice thereof to each of the Beneficiaries. Such resignation shall become effective on the later to occur of (a) the date specified in such written notice, or (b) the effective date of the appointment of a successor Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

          10.03 Removal. The Trustee may be removed, with or without cause, by vote of Beneficiaries holding a majority of the total outstanding Units held by Beneficiaries. Such resignation shall become effective on the later to occur of (a) the date such action is taken by the Beneficiaries, or (b) the effective date of the appointment of a successor Trustee in accordance with
Section 10.04 hereof and such successor's acceptance of such appointment, but in no event more than thirty days after action is taken by the Beneficiaries.

          10.04 Appointment of Successor. In the event of the death, resignation, removal, incompetency, bankruptcy or insolvency of the Trustee, a vacancy shall be deemed to exist and a successor shall be appointed by a vote of the Beneficiaries who hold in the aggregate in excess of 50% of the total outstanding number of Units held by Beneficiaries present at a meeting of all Beneficiaries held after at least thirty days' written notice to each Beneficiary.

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
          10.05 Meeting. A meeting to be held pursuant to Sections 10.03 or 10.04 may be called by Beneficiaries holding at least 10% of the Units or, alternatively, by the Bankruptcy Court.

          10.06 Acceptance of Appointment by Successor Trustee. The death, resignation, removal, incompetency, bankruptcy or insolvency of the Trustee shall not operate to terminate the Trust created by this Agreement or to revoke any existing agency created pursuant to the terms of this Agreement or invalidate any action theretofore taken by the Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing, and, in case of the Trustees resignation, to the retiring Trustee. Thereupon, such successor shall, without any further act, become vested with all the liabilities, duties, powers, rights, title, discretion and privileges of its predecessor in the Trust with like effect as if originally named Trustee and shall be deemed appointed pursuant to Section 1123(b) (3) (B) of the Bankruptcy Code to retain and enforce the Trust Actions for the benefit of the Beneficiaries. The retiring Trustee shall duly assign, transfer and deliver to such successor all property and money held by such retiring Trustee hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor, execute and deliver an instrument or instruments conveying and transferring to such successor upon the trust herein expressed, all the liabilities, duties, powers, rights, title, discretion and privileges of such retiring Trustee.

                                   ARTICLE XI

                          CONCERNING THE BENEFICIARIES

          11.01 No Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee upon or under or with respect to the Trust Assets.

          11.02 Requirement of Undertaking. The Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys' fees, against any party litigant in such suit; provided. however, that the provisions of this Section 11.02 shall not apply to any suit by the Trustee.

                                  ARTICLE XII

                                  JURISDICTION

          The parties agree that the Bankruptcy Court shall have jurisdiction over the Trust, the Trustee, the Trust Actions and the remaining Trust Assets, including, without limitation, jurisdiction to determine all controversies and disputes arising under or in connection with this Agreement. Nevertheless, the Trustee shall have power and authority to bring any action in any court of competent jurisdiction to prosecute the Trust Actions. (page) 14

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

          13.01 Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States of America; provided that the Trust and any interpretation or enforcement of the provisions of this Agreement shall be subject to the jurisdiction of the Bankruptcy Court as contemplated by Article XII hereof. The Trustee's interpretation of the provisions of this Agreement and the provisions of the Plan as they relate to the prosecution of the Trust Actions shall be deemed conclusive in the absence of a contrary interpretation of the Bankruptcy Court.

          13.02 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be determined by Final Order of a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          13.03 Cooperation. New WRT shall provide the Trustee, at no cost to the Trustee, the Trust or the Beneficiaries, with such access to its books, records and employees as the Trustee may reasonably request for the purpose of performing its duties and exercising its duties hereunder, including, without limitation, to assist the Trustee in prosecuting the Trust Actions.

          13.04 Notices. Any notice or other communication required or permitted to be made in accordance with this Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally or by telex or other telegraphic means or mailed by first class mail:

               (i) if to the Trustee, at 767 Fifth Avenue, 28th floor, New York, New York 10153, attention: Mr. Harrison J. Goldin.

               (ii) if to any Beneficiary, to the last known business or residential address of such Beneficiary, as the case may be, reflected in the Trustee's records.

               (iii) if to New WRT, at: 3303 FM 1960 West, Houston, Texas 77068, Attn: Mr. Gary C. Hanna.

          13.05 Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.


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
          13.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers and the Trustee herein has executed this Agreement, as Trustee, effective as of the date first above written.



                                    WRT Energy Corporation


                                    By:
                                        --------------------------------
                                         Name:
                                         Title:


                                    Goldin Associates, L.L.C.


                                    By:
                                        --------------------------------
                                         Name:
                                         Title:






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